Exhibit (h)(2)

FEE REDUCTION AGREEMENT

Agreement made as of this 13th day of April 2004, between Worldwide Health Sciences Portfolio (the “Trust”) and Eaton Vance Management (“Eaton Vance”).

WHEREAS, the Trust has entered into a certain Administration Agreement with Eaton Vance dated June 24, 1996 (“Administration Agreement”), which Administration Agreement provides that Eaton Vance shall be entitled to receive an asset-based fee payable at a certain rate; and

     WHEREAS, Eaton Vance has offered to reduce such asset-based fee rate, and the Trust has accepted such fee reduction, such fee reduction being effective as of March 15, 2004; and

WHEREAS, Eaton Vance and the Trust wish to memorialize such permanent fee reduction in

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and Eaton Vance hereby agree as follows:

1.	For so long as the Administration Agreement shall remain in effect, notwithstanding any provisions of the Administration Agreement to the contrary, Eaton Vance will reduce its asset- based fee for the Trust in accordance with the fee reduction schedule set forth on Exhibit A hereto.

2.	This Agreement may only be terminated or amended upon the mutual written consent of the Trust and Eaton Vance; provided that no such termination or amendment shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of Eaton Vance or the Trust.

3.	This instrument is executed under seal and shall be governed by Massachusetts law.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

Worldwide Health Sciences Portfolio

By:	/s/ Samuel D. Isaly

Samuel D. Isaly
President

Eaton Vance Management

By:	/s/ Alan R. Dynner

Alan R. Dynner
Vice President

Exhibit A

ADMINISTRATION FEE REDUCTION SCHEDULE Worldwide Health Sciences Portfolio

On net assets of $500 million and over, Eaton Vance’s asset-based administration fee is reduced and computed as follows:

Annual Asset Rate

Average Daily Net Assets

$500 million but less than $1 billion	0.23333%

$1 billion but less than $1.5 billion	0.21667%

$1.5 billion but less than $2 billion	0.20000%

$2 billion but less than $2.5 billion	0.18333%

$2.5 billion and over	0.16667%